EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-102974, 333-58508 and 333-145014) of Nara Bancorp, Inc. of our report dated March 15, 2010, with respect to the consolidated financial statements of Nara Bancorp, Inc. and the effectiveness of internal control over financial reporting, which report is incorporated by reference in this Annual Report on Form 10-K of Nara Bancorp, Inc. for the year ended December 31, 2009.

Crowe Horwath LLP

Sherman Oaks, California

March 15, 2010